                                    Exhibit 5



                               Opinion of Counsel

                                February 11, 1997






                                                               Montgomery Office




The Colonial BancGroup, Inc.
Post Office Box 1108
Montgomery, Alabama 36101

         RE: Post-Effective Amendment No. 2 on Form S-8 to Form S-4 Registration Statement relating to the issuance of shares of Common Stock of The Colonial BancGroup, Inc., in connection with stock option plans (the "Plan") of Jefferson Bancorp, Inc. assumed by Merger.

Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by The Colonial BancGroup, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 47,218 shares of its Common Stock, par value of $2.50 per share, in connection with the Plan, as defined above. On January 3, 1997, Jefferson Bancorp, Inc. ("Jefferson") was merged with the Company, and the Company assumed Jefferson's obligations respecting the Plan. We have also acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Post-Effective Amendment No. 2 on Form S-8 to Form S-4 Registration Statement referred to in the caption above. In this connection we have reviewed such documents and matters of law as we have deemed relevant and necessary as a basis for the opinions expressed herein.

The Colonial BancGroup, Inc.
February 11, 1997
Page 2

         In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of documents submitted to us as certified or photostatic copies. We have relied on certificates issued to us by the secretaries of state and other appropriate government officials of the various states in which the Company is incorporated or qualified and, except as expressly set forth in any such documents or hereinafter, we have assumed the authority of the person or persons who have executed any such documents on behalf of any person or persons, state or any other entity.

         Upon the basis of the foregoing, we are of the opinion that:

         (i) The Company is a corporation duly organized and existing under the laws of the State of Delaware;

         (ii) The shares of Common Stock of the Company referred to above, to the extent actually issued pursuant to the Plan, will be duly and validly authorized and issued and will be fully paid and nonassessable shares of common stock of the Company;

         (iii) Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of Common Stock of the Company.

                  We give no opinion as to the laws of any jurisdiction other than the general corporation law of the State of Delaware and the laws of the United States and the State of Alabama. We are licensed to practice law only in the State of Alabama.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. In consenting to the inclusion of our opinion in the registration statement we do not thereby admit that we are a person whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended.

                                       Sincerely yours,

                                       MILLER, HAMILTON, SNIDER & ODOM, L.L.C.



                                       BY: /s/ Michael D. Waters
                                           ----------------------------
                                       Michael D. Waters
MDW/mfm


                                       19